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EXHIBIT 5

Opinion and Consent of Corporate Law Solutions, P.C.

June 16, 2004

California Coastal Communities, Inc.
6 Executive Circle, Suite 250
Irvine, California 92614

  Re:
  California Coastal Communities, Inc. (the "Company")
  Registration Statement
  on Form S-8 (the "Registration Statement")

Dear Ladies and Gentlemen:

        We refer to your Registration Statement, which registered an additional 150,000 shares of Common Stock, par value $0.05 per share (the "Common Stock") for issuance under the Company's Amended and Restated 1993 Stock Option/Stock Issuance Plan (the "Plan"). We advise you that, in our opinion, when such shares of Common Stock have been issued and sold pursuant to the applicable provisions of the Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
Corporate Law Solutions, P.C.
By	/s/ GREGORY W. PRESTON Gregory W. Preston Managing Director

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  EXHIBIT 5